Exhibit 6

                                                                  April 23, 1999

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of variable appreciable life insurance contracts ("Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 28 to Registration Statement No. 2-89558 on Form S-6 describes the Contracts. I have reviewed the two Contract forms and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

      (1) The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Illustrations", based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 35 than to prospective purchasers of Contracts on males of other ages or on females.

      (2) The illustration of the effect of a Contract loan on the cash surrender value included in the section entitled "Contract Loans", based on the assumptions stated in the illustration, is consistent with the provisions of the Form A Contract.

      (3) The illustrations of the effect of an increase in the Contract fund on the increase in insurance amount shown in the section entitled "Revised Contracts" (How a Contract's Death Benefit will Vary") are consistent with the provisions of the Revised Form A and Form B Contracts.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,

 /s/
--------------------------------

Pamela A. Schiz, FSA, MAAA
Actuarial Director
The Prudential Insurance Company of America


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